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                                  EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

                                     PARTIES

      This Employment Agreement (this "Agreement") dated and effective as of February 1, 2004 (the "Effective Date"), is entered into by and between Aeropostale, Inc., a Delaware corporation (the "Company"), and Thomas Johnson ("Executive").

                               TERMS OF AGREEMENT

      In consideration of the mutual covenants in this Agreement, the parties agree as follows:

      1. Definitions.

      For purposes of this Agreement, the terms listed below shall be defined as indicated.

      Affiliate: A domestic or foreign business entity controlled by, controlling or under common control with the Company.

      Annual Bonus: See Section 3.2.

      Base Salary: See Section 3.1.

      Board: The Board of Directors of the Company.

      Cause: See Section 5.1.

      Confidential Information: All secret proprietary information of the Company and its Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by Executive, known by Executive as a consequence of Executive's employment with the Company at any time (including prior to the commencement of this Agreement) as an employee or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Subsidiaries; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) employee information; any of which information is not generally known in the industries in which the Company and its Subsidiaries are conducting business or shall at any time during Executive's Employment conduct business including (without limitation) the apparel retailing industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Subsidiaries,

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and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

      Consolidated Net Income: For any period the net income (or loss) of the Company for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that (i) there shall be excluded therefrom (to the extent included and without duplication) (A) all extraordinary gains and extraordinary losses (as defined by generally accepted accounting principles) and (B) any effect that any change (after the Effective Date) in any law or in generally accepted accounting principles relating to the Company's recognition of compensation expense for employee stock options has on the net income (or loss) of the Company determined on a consolidated basis in accordance with generally accepted accounting principles; and (ii) that neither Annual Bonus nor any annual bonus based upon Percentage Increase in Consolidated Net Income payable to any employee (other than Executive) of the Company shall be considered in the computation thereof.

      Disability: The absence of the Executive from the Executive's duties to the Company on a full-time basis for a total of 120 days during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

      Employment Period: Unless earlier terminated as provided in Section 5 hereof, the Employment Period shall be the period commencing on the Effective Date and terminating on the last day of the 2006 Fiscal Year.

      Fiscal Year: The 52 or 53 week period ending on the Saturday closest to January 31 of each calendar year. Fiscal Years shall be referred to herein on the basis of the calendar year which contains 11 months of such Fiscal Year. (For example, "2002 Fiscal Year" means the twelve-month period ending February 1, 2003).

      Inventions: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Subsidiaries, which such activities and Products and Services are known to Executive by virtue of Executive's employment with the Company and its Subsidiaries.

      Percentage Increase in Consolidated Net Income: Percentage Increase in Consolidated Net Income shall mean, with respect to any Fiscal Year of the Company, the percentage increase, if any, in Consolidated Net Income of the Company in such Fiscal Year over the Consolidated Net Income of the Company in the immediately preceding Fiscal Year. By way of example, in the event that the Consolidated Net Income of the Company in the 2001 Fiscal Year is $20 million and the Consolidated Net

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Income of the Company in the 2002 Fiscal Year is $26.5 million, the Percentage
Increase in Consolidated Net Income in the 2002 Fiscal Year shall be equal to 32.5%.

      Products and Services: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Subsidiaries, or otherwise the subject of the business of the Company and its Subsidiaries.

      Restricted Period: The period beginning on the Effective Date and ending on the first anniversary of the date of termination of Executive's employment; provided, however, that in the event that the termination of Executive's employment occurs during the 2006 Fiscal Year, then the Restricted Period shall terminate on the earlier of (I) the first anniversary of such termination date, and (II) July 31, 2007.

      Subsidiary: Any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.

      2. Employment.

            (a) Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ and the Executive hereby accepts employment in the position of Executive Vice President and Chief Operating Officer of the Company and agrees during the Employment Period to perform to the best of Executive's ability, experience and talent those acts and duties and to furnish those services to the Company and its Subsidiaries in connection with and related to such positions as the Chief Executive Officer or the Board shall from time to time direct, provided such acts and directives are consistent with the duties of Executive Vice President and Chief Operating Officer. Executive shall, during the Employment Period, use Executive's best efforts to promote the interests of the Company and its Subsidiaries. Executive agrees to devote all of his business time to the business affairs of the Company, and to perform all duties and fulfill all responsibilities incident to his employment in a manner reasonably expected of senior executives in similar positions. Executive further agrees that he will not, directly or indirectly, engage or participate in any activities at any time during such employment which conflict with the interests of the Company.

            (b) During the Employment Period, subject to Section 5.2(c) hereof, Executive's principal place of employment shall be located at one of the Company's principal places of business or principal executive office, wherever located as designated from time to time by the Chief Executive Officer or the Board, and Executive shall be provided with an office and similar support services and facilities as appropriate to Executive's position and responsibilities and of at least substantially the same quality as provided to Executive on the Effective Date.

      3. Compensation and Benefits; Disability.

            3.1. Base Salary.

      The Company shall pay Executive a Base Salary in the amount of $375,000 for the 2004 Fiscal Year, and an amount of not less than $375,000 for each of the 2005 and

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2006 Fiscal Years. The Base Salary shall be reviewed annually by the
Compensation Committee of the Board for increase, based upon merit or upon increases in the cost of living, and shall be payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions.

            3.2. Annual Bonus.

            (a) Subject to Section 11.10 hereof, in addition to Executive's Base Salary, during the Employment Period the Company shall pay Executive, as soon as reasonably practicable but in no event later than 30 days following the Company's receipt of its audited financial statements for the applicable Fiscal Year, an Annual Bonus in cash for each Fiscal Year commencing with the 2004 Fiscal Year which is the product of

                        (A) Percentage Increase in Consolidated Net Income for
            such Fiscal Year times 100;

                        (B) 3.75%; and

                        (C) Executive's Base Salary in effect during such Fiscal
            Year.

      By way of example, in the event that the Percentage Increase in Consolidated Net Income of the Company in the 2004 Fiscal Year is 32.5%, Executive shall be entitled to an Annual Bonus in an amount equal to $457,031 (i.e., 32.5 x .0375 x $375,000). In the event that there is no Percentage Increase in Consolidated Net Income (either by reason of the Consolidated Net Income declining or remaining unchanged between successive Fiscal Years), Executive shall not be entitled to an Annual Bonus.

            (b) Such bonus shall be payable in cash as soon as reasonably practicable but in no event later than 30 days following the Company's receipt of its audited financial statements for the applicable Fiscal Year.

            (c) Notwithstanding anything to the contrary in this Section 3.2, in no event shall Executive be entitled to receive an Annual Bonus in excess of one and one-half (1-1/2) times his then applicable Base Salary in respect of any Fiscal Year. However, if, for any Fiscal Year, the Annual Bonus computed under subsection (a) of this Section exceeds the amount permitted by this subsection
(c) and there is a Percentage Increase in Consolidated Net Income for the succeeding Fiscal Year, then the amount of such excess shall be added to and payable with the Annual Bonus for such succeeding Fiscal Year, subject to the first sentence of this subsection (c).

            3.3. Other Benefits.

            Executive shall be entitled, during the Employment Period, to participate, on the same basis and to the same extent as other executive employees of the Company,

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in any pension, life insurance, health insurance, short-term disability and hospital plans and other fringe benefits or benefit plans presently in effect and hereafter maintained or created by the Company. In addition, Executive shall receive an automobile allowance in the amount of $8,500 per year, payable monthly. During the Employment Period, Company agrees not to reduce the benefits provided to Executive. Service with the Company, any Subsidiary, or Federated Department Stores, Inc. ("Federated") or any affiliate of Federated shall be recognized for vesting purposes under any benefit plan of the Company.

            3.4. Vacation.

            Executive shall be entitled to four (4) weeks of paid vacation per calendar year, such vacation to be taken during period or periods during each such year as shall be consonant with Executive's responsibilities and (in the Company's judgment) with the Company's vacation schedule and policies for senior officers.

            3.5. Expenses.

            Pursuant to the Company's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by Executive on the Company's behalf in the performance of Executive's duties hereunder.

            3.6. Exclusive Compensation.

            In respect of services rendered to the Company, Executive shall receive only the compensation set forth in this Section 3 and Sections 5 and 6.

      4. Termination of Employment Period.

      The Employment Period shall continue as described in Section 1 unless earlier terminated by reason of (a) Executive's discharge for Cause pursuant to
Section 5.1, (b) Executive's discharge without Cause pursuant to Section 5.4,
(c) Executive's death or Disability pursuant to Section 5.3, (d) termination of this Agreement by Executive pursuant to Section 5.2, or (e) termination of this Agreement by Executive pursuant to Section 5.5. In all events, the post employment provisions of Section 7 shall survive termination of the Employment Period for the periods provided therein.

      5. Termination.

            5.1. By Company for Cause.

            The Company may discharge Executive and terminate the Employment Period for Cause. As used in this Section 5.1, "Cause" shall mean any one or more than one of the following:

            (a) Gross negligence or gross or willful misconduct of Executive in the performance of his duties hereunder during the Employment Period;


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            (b) Executive's conviction of a felony, any crime of moral turpitude during the Employment Period or any act of fraud or dishonesty;

            (c) Willful failure to follow instructions of the Chief Executive Officer or the Board which instructions are material, legal, and not inconsistent with the duties assigned to Executive hereunder and which failure is not cured within fifteen (15) business days after written notice of such failure is delivered to Executive by the Company with respect to failures which are curable, provided, however, that if such failure is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately; or

            (d) Any breach of any of the material terms of this Agreement by Executive which is not cured within fifteen (15) business days after written notice of breach is delivered to Executive by the Company with respect to breaches which are curable, provided, however, that if such breach is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately.

            Upon discharge of Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement except as to salary, benefits and bonuses earned for actual services rendered prior to the date of termination, and otherwise reimbursable expenses under Section 3.5.

            5.2. By Executive for Good Reason.

            Executive may terminate the Employment Period for Good Reason. Good Reason shall mean the occurrence of any of the following events:

            (a) any breach of any of the material terms of this Agreement by the Company continuing for more than fifteen (15) days after written notice thereof from Executive that such breach will be grounds for termination for Good Reason;

            (b) without the consent of Executive, a material reduction in the authorities, powers, functions and/or duties attached to Executive's position which reduction is not rescinded within fifteen (15) days after notice from Executive that such reduction will be grounds for termination for Good Reason; provided, however, that Executive shall deliver any such notice of such material reduction within five (5) business days of the occurrence of such material reduction; or

            (c) without the consent of Executive, the Company relocates the principal location of Executive's employment to a location more than 25 miles from its current location.

            5.3. On Executive's Death or Disability.

            The Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death or Disability of Executive, except as to salary earned for actual services rendered prior to the date of the death or Disability of Executive, reimbursement of

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expenses, and a pro-rata portion of Executive's Annual Bonus for the full applicable Fiscal Year calculated following such year and pro-rated for the number of days Executive was actually employed in such Fiscal Year.

            5.4. By Company Without Cause.

            The Company may, on 15 days written notice to Executive, terminate the Employment Period without Cause at any time during the Employment Period.

            5.5. By Executive Without Good Reason.

            The Executive may, on 30 days written notice to the Company, terminate the Employment Period at any time during the Employment Period. In the event of a termination by Executive pursuant to this Section 5.5, the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date as of which the Employment Period terminates, except as to salary earned for actual services rendered prior to such date, payment of any Annual Bonus under Section 3.2 with respect to any Fiscal Year ending prior to such date, and reimbursement of expenses under Section 3.5. All amounts payable pursuant to this Section 5.5 shall be paid to Executive in a single lump sum in cash not later than ten (10) days after the date of termination or with respect to the Annual Bonus, within ten (10) days of its determination in accordance with the terms hereof.

      6. Severance.

            6.1. Severance.

      Upon termination of employment pursuant to Sections 5.2 or 5.4 (but in any event not upon termination of the Employment Period pursuant to Sections 5.1, 5.3, 5.5 or upon expiration of the Employment Period or otherwise), and so long as the Executive executes a release in the Company's customary form and the Executive has not breached any of his representations set forth in Section 8, the Company shall pay to Executive

            (a) an amount equal to the lesser of (x) the amount of Base Salary due and owing Executive through the expiration of the Employment Period (such amount to be calculated based upon his then current Base Salary), and (y) one
(1) times his then applicable Base Salary; provided, however that in no event shall Executive be entitled to receive less than one-half (1/2) his then applicable Base Salary pursuant to this Section 6.1(a), and

            (b) an amount equal to a pro rata portion (based upon the portion of the Fiscal Year elapsed to the date of such termination) of the Annual Bonus which would have been payable to the Executive had Executive been employed by the Company under this Agreement for the entire Fiscal Year in which such termination occurs.

All amounts payable pursuant to Section 6.1(a) shall be paid to Executive in a single lump sum in cash not later than five (5) days after the date of termination. Any amount

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due and payable to Executive under Section 6.1(b) shall be paid within ten (10)
days of its determination in accordance with the terms hereof.

      7. Inventions, Confidential Information and Related Matters.

            7.1. Assignment of Inventions.

            All Inventions which are at any time made by Executive, acting alone or in conjunction with others,

            (a) during the Employment Period, or

            (b) if based on or related to any Confidential Information on, made by Executive within one year after the termination of the Employment Period, shall be the property of the Company. Executive agrees that Executive shall, at the cost and expense of the Company, execute formal application for U.S. and other patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time to perfect the full assignment to the Company of Executive's right and title (if any) to such Invention.

            7.2. Restrictions on Use and Disclosure.

            Except as required by Executive's duties hereunder, Executive shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions which are the subject of Section 7.1 without the prior written consent of the Company, except as required by law. Nothing in this Section shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section govern the right to use Inventions for which a patent may have been issued.

            7.3. Return of Documents and Materials.

            Upon termination of the Employment Period, Executive shall forthwith deliver to the Company all procedural manuals, guides, specifications, formulas, plans, drawings, designs and similar materials, records, notebooks and similar repositories of or containing Confidential Information and Inventions which are the subject of Section 7.1, including all copies, then in Executive's possession or control, whether prepared by Executive or others, as well as all other Company property in Executive's possession or control.

            7.4. Competitive Activities.

            During the Restricted Period, Executive shall not, without the prior written approval of the Company, directly or indirectly, within the United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any business organization that competes with the Company in

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those retail businesses in which the Company and its Subsidiaries are engaged, or intends to engage in, on the date the Employment Period is terminated. The Company may in its reasonable discretion give Executive written approval to engage in such activities or render such services after termination of the Employment Period if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Company in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its Subsidiaries will not be jeopardized by such employment. Executive shall, during the Restricted Period, notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such Restricted Period, stating the name and address of the employer or business organization and the nature of Executive's position.

            7.5. Solicitation of Employees.

            During the Restricted Period and for a period of 12 months thereafter, Executive shall not, without the prior written approval of the Company, directly or indirectly, (i) solicit, raid, entice or induce any person who presently is or at any time during the six (6) months immediately prior to the date of termination of Executive shall be an employee of the Company or any of its Subsidiaries to become employed by any other person, firm or corporation in any retail business in competition with the Company or (ii) employ in any person, firm or corporation engaged in any retail business in competition with the Company, any person who presently is or at any time during the six (6) months immediately prior to the date of termination of Executive shall be an employee of the Company or any of its subsidiaries.

      8. No Other Contracts.

      Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive's obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive's duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

      9. Notices.

      Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid at the following addresses:

      If to the Company:

            112 West 34th Street
            22nd Floor
            New York, NY 10120

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      If to the Executive:

            Thomas Johnson
            127 Milbob Drive
            Ivyland, PA 18974

      Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

      10. Indemnification and Insurance; Legal Expenses.

      The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (Directors and Officers Insurance) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its Subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement or to the extent a result of a breach by Executive of his representations in Section 8). The Company covenants to maintain during the Employment Period for the benefit of the Executive (in his capacity as an officer of the Company) Directors and Officers Insurance providing customary benefits to the Executive.

      11. Miscellaneous.

            11.1. Entire Agreement.

            This Agreement contains the entire understanding of the parties in respect of its subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

            11.2. Amendment; Waiver.

            This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.

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            11.3. Binding Effect; Assignment.

            The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties; Executive's rights or obligations under this Agreement may not be assigned by Executive.

            11.4. Headings.

            The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            11.5. Governing Law; Interpretation.

            This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New York applicable to contracts executed and to be wholly performed within such State. Service of process in any dispute shall be effective (a) upon the Company, if served on any senior officer of the Company (other than Executive); (b) upon Executive, if served at Executive's residence last known to the Company. Executive acknowledges that breach of Sections 7.1 through 7.5 would entail irreparable injury and that, in addition to the Company's other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely such breach.

            11.6. Dispute Resolution.

            All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single arbitrator in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty days after the filing party has given notice of such breach to the other party. The subject matter of the arbitration shall be limited to the conduct of the parties hereto and their employees. Each party shall bear its own costs and expenses, including costs and expenses of counsel and experts, in any such arbitration.

            11.7. Further Assurances.

            Each party agrees at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

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            11.8. Gender; Singular/Plural.

            In this Agreement, the use of one genders (e.g., "he", "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

            11.9. Severability.

            The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

            11.10. Executive Incentive Bonus Plan.

            Notwithstanding anything to the contrary contained in this Agreement, Executive and the Company agree that (i) the Annual Bonus contemplated by this Agreement shall be payable to Executive only pursuant to the terms of an Executive Incentive Bonus Plan (the "Incentive Plan"), incorporating all applicable terms and conditions of the Annual Bonus contained in this Agreement, (ii) the Incentive Plan, and any Annual Bonus to be payable thereunder, is subject to the approval of the stockholders of the Company, and
(iii) in the event that the Incentive Plan is not approved by the Company's stockholders at the Company's 2004 Annual Meeting, then (x) Executive shall not be entitled to receive the Annual Bonus contemplated by this Agreement and shall have no rights or claims against the Company arising from such failure of the Company's stockholders to approve the Incentive Plan, and (y) this Agreement shall remain in full force and effect except that all references in this Agreement to the Annual Bonus shall be deemed to be deleted from this Agreement and of no further force or effect. The Company agrees that the Incentive Plan shall be submitted for approval by the Company's stockholders at the Company's 2004 Annual Meeting of Stockholders.

            11.11. Counterparts.

            This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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                                    EXECUTION

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year above first written.

                                                 /s/ Thomas P. Johnson
                                          --------------------------------------
                                          Thomas P. Johnson


                                          AEROPOSTALE, INC.
                                          a Delaware Corporation

                                          By:      /s/ Julian R. Geiger
                                             -----------------------------------

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
1.       Definitions.....................................................................................1


2.       Employment......................................................................................3


3.       Compensation and Benefits; Disability...........................................................3

         3.1.     Base Salary............................................................................3
         3.2.     Annual Bonus...........................................................................4
         3.3.     Other Benefits.........................................................................4
         3.4.     Vacation...............................................................................5
         3.5.     Expenses...............................................................................5
         3.6.     Exclusive Compensation.................................................................5

4.       Termination of Employment Period................................................................5


5.       Termination.....................................................................................5

         5.1.     By Company for Cause...................................................................5
         5.2.     By Executive for Good Reason...........................................................6
         5.3.     On Executive's Death or Disability.....................................................6
         5.4.     By Company Without Cause...............................................................7
         5.5.     By Executive Without Good Reason.......................................................7

6.       Severance.......................................................................................7

         6.1.     Severance..............................................................................7

7.       Inventions, Confidential Information and Related Matters........................................8

         7.1.     Assignment of Inventions...............................................................8
         7.2.     Restrictions on Use and Disclosure.....................................................8
         7.3.     Return of Documents and Materials......................................................8
         7.4.     Competitive Activities.................................................................8
         7.5.     Solicitation of Employees..............................................................9

8.       No Other Contracts..............................................................................9


9.       Notices.........................................................................................9


10.      Indemnification and Insurance; Legal Expenses..................................................10


11.      Miscellaneous..................................................................................10

         11.1.    Entire Agreement......................................................................10
         11.2.    Amendment; Waiver.....................................................................10
         11.3.    Binding Effect; Assignment............................................................11
         11.4.    Headings..............................................................................11
         11.5.    Governing Law; Interpretation.........................................................11

                                                                                                       Page
                                                                                                       ----
         11.6.    Dispute Resolution....................................................................11
         11.7.    Further Assurances....................................................................11
         11.8.    Gender; Singular/Plural...............................................................12
         11.9.    Severability..........................................................................12
         11.10.   Counterparts..........................................................................12



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